CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Sky Quarry Inc.

We consent to the use in this Prospectus constituting a part of this Registration Statement of our report dated March 31, 2025, relating to the consolidated financial statements of Sky Quarry Inc. and Subsidiaries (the Company), which are incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Tanner LLC

Lehi, Utah
August 22, 2025